UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 11, 2015
 Date of Report (Date of earliest event reported)

IPG PHOTONICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33155 (Commission File No.)	04-3444218 (IRS Employer Identification No.)

50 Old Webster Road
Oxford, Massachusetts 01540
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (508) 373-1100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 11, 2015, the Board of Directors (the “Board”) of IPG Photonics Corporation (the “Company”) approved amendments (the “Amendments”) to the IPG Photonics Corporation Non-Employee Directors Stock Plan, as amended (the "Directors Plan").
The Company maintains the IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended and restated effective June 2, 2015 (the “2006 Plan”). The Board previously approved the amendment and restatement of the 2006 Plan to, among other things, transfer shares of the Company’s common stock from the previously authorized share pool of the Directors Plan. The stockholders of the Corporation approved such amendment and restatement of the 2006 Plan at the Company’s 2015 annual meeting of stockholders.
The Board, on September 11, 2015, amended the Directors Plan to merge the Directors Plan into the 2006 Plan, and to transfer into the 2006 Plan the 194,919 shares of Common Stock originally authorized and approved for issuance, but not awarded, under the Directors Plan.
The foregoing summary of the Amendments does not purport to be complete and is qualified in its entirety reference to the complete copy of the Amendments, which is attached hereto as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Item 8.01	Other Events

Certain directors and officers of IPG Photonics Corporation (the “Company”) adopt from time to time pre-arranged trading plans (each, a “Plan”) designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and the Company’s policies regarding stock transactions. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a plan or contract for pre-arranged sales of Company securities under specified conditions and at specified times. Using these Plans, insiders can gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess inside information.
The Plan adopted by Dr. Eugene Scherbakov, Senior Vice President, Europe and a member of the Board of Directors, provides for the sale of up to 8,312 shares over a period ending May 2016, unless terminated sooner in certain circumstances. Of these shares, 8,312 shares would be acquired through the exercise of stock options. Shares would be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.
The Plan adopted by Thomas Burgomaster, Vice President, Corporate Controller and Treasurer, provides for the sale of up to 7,368 shares over a period ending September 2016, unless terminated sooner in certain circumstances. Of these shares, 1,731 shares would be acquired through participation in the IPG Photonics Employee Stock Purchase Plan while the remainder would be acquired through the exercise of stock options. Shares would be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.
The Plan adopted by Timothy P.V. Mammen, Senior Vice President, Chief Financial Officer, provides for the sale of up to 25,000 shares over a period ending June 2016, unless terminated sooner in certain circumstances. Of these shares, 25,000 shares would be acquired through the exercise of stock options. Shares would be sold under the Plan on the open market at prevailing market prices, subject to minimum price thresholds.
The Company does not undertake to report Plans that may be adopted by any directors or officers of the Company in the future, or to report any modification or termination of any Plan, except to the extent required by law.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
Exhibit 10.1	Amendment to the IPG Photonics Corporation Non-Employee Directors Stock Plan, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

IPG PHOTONICS CORPORATION
September 14, 2015	/s/ Angelo P. Lopresti
Angelo P. Lopresti
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

Exhibit 10.1	Amendment to the IPG Photonics Corporation Non-Employee Directors Stock Plan, as amended